EXHIBIT 99.2

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                              PEOPLES SAVINGS BANK







                               Marketing Materials





DRAFT DATED 6/8/98
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



                              PEOPLES SAVINGS BANK

                                TABLE OF CONTENTS
                                -----------------


CORRESPONDENCE
--------------

Letter to Members Eligible to Vote
Letters to Depositors Not Entitled to Vote (Closed - Accounts)
Letter to Potential Investors
"Blue Sky"  Member  Letter
Ryan, Beck "Broker-Dealer" Letter
Stockgram
Proxygram
Stock Order Acknowledgment Card
Stock Certificate Mailing Letter

ADVERTISEMENTS
--------------

Lobby Poster

PRESS RELEASES
--------------

Press Release - Offering Commences
Press Release - Offering Completed

BROCHURES
---------

Q&A About the Conversion

FORMS
-----

Stock Order Form

LETTER TO MEMBERS ELIGIBLE TO VOTE
[Peoples Savings Letterhead]




________, 1998

Dear Customer:

I am pleased to inform you that the Board of Directors has unanimously approved a Plan of Conversion whereby Peoples Savings Bank ("Peoples Savings" or the "Savings Bank") will convert from a federally-chartered mutual savings bank to a federally-chartered stock savings bank. As part of the conversion process, the Savings Bank will become a wholly-owned subsidiary of Farnsworth Bancorp, Inc., which is a recently organized New Jersey corporation.

Enclosed are a Prospectus, Stock Order Form, and Question and Answer Brochure. You may purchase common stock in the Conversion without paying a commission or fee. Your completed Stock Order Form, along with full payment or authorization to withdraw funds from your Peoples Federal deposit account(s), must be received at either of our offices by 12:00 noon Eastern Time on _________, 1998.

Please remember:

o YOUR DEPOSIT ACCOUNTS AT THE SAVINGS BANK WILL CONTINUE TO BE INSURED TO THE MAXIMUM EXTENT ALLOWED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION.

o    THERE WILL BE NO CHANGE IN THE TERMS OF YOUR ACCOUNTS OR LOANS.

o    DEPOSITORS WILL ENJOY THE SAME SERVICES IN OUR OFFICES WITH THE SAME STAFF.

o    YOUR VOTE IN FAVOR OF CONVERSION DOES NOT OBLIGATE YOU TO BUY STOCK.

o YOU HAVE A RIGHT TO BUY STOCK BEFORE STOCK IS OFFERED TO THE GENERAL PUBLIC SUBJECT TO THE PURCHASE PRIORITY ALLOCATIONS SET FORTH IN THE PLAN OF CONVERSION.

Interest at the Savings Bank's stated rate on passbook  accounts will be paid on
all  subscription   funds  received  until  completion  or  termination  of  the
Conversion.

LETTER TO MEMBERS ELIGIBLE TO VOTE
Page 2

Authorized withdrawals from existing accounts will continue to earn interest at the contractual rate until the completion of the Conversion. You may purchase the common stock by a withdrawal from your savings or certificate account without the penalty for early withdrawals. Please call the Stock Information Center early in the Conversion period if you wish to purchase common stock using IRA funds because IRA-related procedures require additional processing time.

The Office of Thrift Supervision has approved the Plan of Conversion subject to a favorable vote of our members. Also enclosed you will find a Proxy Statement, Proxy Card(s) and a reply envelope. Management urges that you vote "FOR" the Plan of Conversion after reviewing the Proxy Statement. Please sign the enclosed Proxy Card(s) and return them to any Peoples Savings office or mail them immediately in the enclosed reply envelope. Should you choose to attend the Special Meeting of Members and vote in person, you may do so by revoking your previously executed proxy.

If you have any questions, please call the Stock Information Center at (609) ___-____, from 9:00 a.m. - 4:00 p.m., Monday through Friday.

We hope that you will take advantage of this opportunity to join us as a charter stockholder of Farnsworth Bancorp, Inc.

Sincerely,




Gary N. Pelehaty
President and Chief Executive Officer



This letter is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer is made only by the Prospectus. The shares of common stock offered in the Conversion are not accounts or deposits and are not federally insured or guaranteed. The common stock has not been approved or disapproved by the Securities and Exchange Commission, the Federal Deposit Insurance Corporation, the Office of Thrift Supervision or any other government agency.

                            Stock Information Center
                              Peoples Savings Bank
                              789 Farnsworth Avenue
                              Bordentown, NJ 08505
                                 (609) ___-____

LETTER TO DEPOSITORS - CLOSED ACCOUNTS  [Peoples Savings Letterhead]

__________, 1998

Dear Sir/Madam:

I am pleased to inform you that the Board of Directors has unanimously approved a Plan of Conversion whereby Peoples Savings Bank ("Peoples Savings" or the "Savings Bank") will convert from a federally-chartered mutual savings bank to a federally-chartered stock savings bank. As part of the conversion process, the Savings Bank will become a wholly-owned subsidiary of Farnsworth Bancorp, Inc., which is a recently organized New Jersey corporation.

Enclosed are a Prospectus, Stock Order Form, and Question and Answer Brochure. As a depositor of Peoples Savings on December 31, 1996 you have a priority to purchase Farnsworth Bancorp, Inc. common stock in the Conversion before it is offered to the general public and without paying a commission or fee subject to the purchase priority allocations set forth in the Plan of Conversion. Your completed Stock Order Form, along with full payment, must be received at any of our offices by 12:00 noon, Eastern Time on ________, 1998.

Interest at the Savings Bank's stated rate on passbook  accounts will be paid on
all  subscription   funds  received  until  completion  or  termination  of  the
Conversion.

If you have any questions, please call the Stock Information Center at (609) ___-____, from 9:00 a.m. - 4:00 p.m., Monday through Friday.

We hope that you will take advantage of this opportunity to join us as a charter stockholder of Farnsworth Bancorp, Inc.

Sincerely,

Gary N. Pelehaty
President and Chief Executive Officer

This letter is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer is made only by the Prospectus. The shares of common stock offered in the Conversion are not accounts or deposits and are not federally insured or guaranteed. The common stock has not been approved or disapproved by the Securities and Exchange Commission, the Federal Deposit Insurance Corporation, the Office of Thrift Supervision or any other government agency.

                            Stock Information Center
                              Peoples Savings Bank
                              789 Farnsworth Avenue
                              Bordentown, NJ 08505
                                 (609) ___-____

LETTER TO POTENTIAL INVESTORS
[Peoples Savings Letterhead]




__________, 1998

Dear Potential Investor:

I am pleased to inform you that the Board of Directors has unanimously approved a Plan of Conversion whereby Peoples Savings Bank ("Peoples Savings" or the "Savings Bank") will convert from a federally-chartered mutual savings bank to a federally-chartered stock savings bank. As part of the conversion process, the Savings Bank will become a wholly-owned subsidiary of Farnsworth Bancorp, Inc., which is a recently organized New Jersey corporation.

In connection with the Conversion, Farnsworth Bancorp, Inc. is offering up to 477,250 shares of common stock (subject to a possible increase to 548,838 shares of common stock) at $10.00 per share through a Subscription and Community Offering. The stock is being offered to qualifying depositors and other members of the Savings Bank along with the employee stock ownership plan of the Savings Bank in a Subscription Offering and, if available, to certain members of the general public in a Community Offering.

Enclosed are a Prospectus, Stock Order Form, reply envelope, and Question and Answer Brochure. If you are interested in purchasing shares of common stock, you may do so during the Subscription, Community or Public Offering without paying a commission or fee. Your completed Stock Order Form, along with full payment, must be received at any of our offices by 12:00 noon, Eastern Time, on _________, 1998.

Interest at the Savings Bank's stated rate paid on passbook accounts will be paid on all subscription funds received until completion or termination of the Conversion.

If you have any questions, please call the Stock Information Center at (609) ___-____, from 9:00 a.m. - 4:00 p.m., Monday through Friday.

We hope that you will take advantage of this opportunity to join us as a charter stockholder of Farnsworth Bancorp, Inc.

Sincerely,




Gary N. Pelehaty
President and Chief Executive Officer

LETTER TO POTENTIAL INVESTORS
Page 2




This letter is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer is made only by the Prospectus. The shares of common stock offered in the Conversion are not accounts or deposits and are not federally insured or guaranteed. The common stock has not been approved or disapproved by the Securities and Exchange Commission, the Federal Deposit Insurance Corporation, the Office of Thrift Supervision or any other government agency.


                            Stock Information Center
                              Peoples Savings Bank
                              789 Farnsworth Avenue
                              Bordentown, NJ 08505
                                 (609) ___-____

"BLUE SKY" MEMBER LETTER
[Peoples Savings Letterhead]




________, 1998

Dear Member:

I am pleased to inform you that the Board of Directors has unanimously approved a Plan of Conversion whereby Peoples Savings Bank ("Peoples Federal" or the "Savings Bank") will convert from a federally-chartered mutual savings bank to a federally-chartered stock savings bank. As part of the conversion process, the Savings Bank will become a wholly-owned subsidiary of Farnsworth Bancorp, Inc., which is a recently organized New Jersey corporation.

The Office of Thrift Supervision has approved the Plan of Conversion subject to a favorable vote of our members. Please read the enclosed Proxy Statement, vote and sign the enclosed Proxy Card(s) and mail them to us in the enclosed reply envelope. The Board of Directors urges you to vote "FOR" the Plan of Conversion. We must receive the card(s) prior to ____ a.m./p.m., Eastern Time, on ________, 1998.

Although you may vote on the Savings Bank's Plan of Conversion, Farnsworth Bancorp, Inc. is unfortunately unable to offer or sell its common stock to you because the small number of members in your state makes registration or qualification under your state securities laws impractical. Accordingly, this letter, the enclosed Proxy Statement, and the enclosed Prospectus should not be considered an offer to sell nor a solicitation of an offer to buy the common stock. The Prospectus is referred to in the Proxy Statement for a more detailed explanation of the conversion process and is enclosed with this letter solely to provide such explanation and not as an offer to sell nor a solicitation of an offer to buy the common stock described in the Prospectus.

If you have any questions about your voting rights or the Conversion, please call our Stock Information Center at (609) ___-____, from 9:00 a.m. to 4:00 p.m., Monday through Friday.

Sincerely,



Gary N. Pelehaty
President and Chief Executive Officer

"BLUE SKY" MEMBER LETTER
Page 2




This letter is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer is made only by the Prospectus, however, neither an offer to sell nor a solicitation of an offer to buy is being made with the enclosed Prospectus. The shares of common stock offered in the Conversion are not accounts or deposits and are not federally insured or guaranteed. The common stock has not been approved or disapproved by the Securities and Exchange Commission, the Federal Deposit Insurance Corporation, the Office of Thrift Supervision or any other government agency.

                            Stock Information Center
                              Peoples Savings Bank
                              789 Farnsworth Avenue
                              Bordentown, NJ 08505
                                 (609) ___-____

RYAN, BECK "BROKER-DEALER" LETTER
[Ryan, Beck Letterhead]




_________, 1998



Dear Potential Investor:

At the request of Farnsworth Bancorp, Inc., we are enclosing materials regarding the conversion of Peoples Savings Bank from a federally-chartered mutual savings bank to a federally-chartered stock savings bank. The materials include the Prospectus and a Question and Answer Brochure describing the Conversion and Farnsworth Bancorp, Inc.'s common stock offering.

We have been asked to forward these materials to you in view of certain regulatory requirements and securities laws.

Sincerely,


Ryan, Beck & Co.



This letter is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer is made only by the Prospectus. The shares of common stock offered in the Conversion are not accounts or deposits and are not federally insured or guaranteed. The common stock has not been approved or disapproved by the Securities and Exchange Commission, the Federal Deposit Insurance Corporation, the Office of Thrift Supervision or any other government agency.

                                    STOCKGRAM
                                   [Optional]

                         Farnsworth Bancorp, Inc. [LOGO]

DEAR POTENTIAL INVESTOR:

TIME IS RUNNING OUT FOR YOU TO PURCHASE STOCK IN FARNSWORTH BANCORP, INC.'S INITIAL STOCK OFFERING.

THIS IS A REMINDER THAT YOUR OPPORTUNITY TO PURCHASE STOCK IN OUR SUBSCRIPTION AND COMMUNITY OFFERING EXPIRES AT 12:00 NOON, EASTERN TIME, ________, 1998.

YOU SHOULD HAVE RECENTLY RECEIVED A PROSPECTUS AND STOCK ORDER FORM. IF NOT, PLEASE CALL OUR STOCK INFORMATION CENTER IMMEDIATELY.

A STOCK ORDER FORM AND POSTAGE-PAID REPLY ENVELOPE ARE ENCLOSED. YOUR STOCK ORDER FORM AND PAYMENT MUST BE RECEIVED AT ANY OF OUR OFFICES BY 12:00 NOON, EASTERN TIME, ON ________, 1998.

IF YOU HAVE ALREADY PLACED AN ORDER FOR FARNSWORTH BANCORP, INC. STOCK, PLEASE DISREGARD THIS NOTICE.

ANY QUESTIONS YOU MAY HAVE CAN BE ANSWERED BY CALLING THE STOCK INFORMATION CENTER AT (609) ___-____ FROM 9:00 A.M. TO 4:00 P.M., MONDAY THROUGH FRIDAY.

SINCERELY,



GARY N. PELEHATY
PRESIDENT AND CHIEF EXECUTIVE OFFICER

THIS LETTER IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY COMMON STOCK. THE OFFER IS MADE ONLY BY THE PROSPECTUS. THE SHARES OF COMMON STOCK OFFERED IN THE CONVERSION ARE NOT ACCOUNTS OR DEPOSITS AND ARE NOT FEDERALLY INSURED OR GUARANTEED. THE COMMON STOCK HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE OFFICE OF THRIFT SUPERVISION OR ANY OTHER GOVERNMENT AGENCY.

                                      LOGO

                                    PROXYGRAM

DEAR CUSTOMER:

TIME IS RUNNING OUT TO VOTE ON THE PLAN OF CONVERSION! YOUR VOTE IS IMPORTANT TO US. A FAILURE TO VOTE WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE PLAN. THE BOARD OF DIRECTORS URGES YOU TO VOTE FOR THE PLAN OF CONVERSION.

YOU SHOULD HAVE RECENTLY RECEIVED PROXY CARD(S) AND A PROXY STATEMENT DESCRIBING PEOPLES SAVINGS BANK'S PLAN OF CONVERSION.

PLEASE VOTE AND SIGN THE ENCLOSED PROXY CARD(S) AND RETURN THEM PROMPTLY IN THE ENCLOSED POSTAGE-PAID REPLY ENVELOPE OR DELIVER THEM TO EITHER PEOPLES SAVINGS OFFICE PRIOR TO ____ A.M./P.M. ON ________, 1998.

VOTING ON THE PLAN DOES NOT OBLIGATE YOU TO PURCHASE STOCK IN THE FARNSWORTH BANCORP, INC. STOCK OFFERING.

IF YOU RECENTLY MAILED THE PROXY CARD(S), PLEASE ACCEPT OUR THANKS AND DISREGARD THIS REQUEST.

IF YOU HAVE ANY QUESTIONS, OR WOULD LIKE TO RECEIVE ANOTHER COPY OF THE PROXY STATEMENT, PLEASE CALL OUR REPRESENTATIVES AT THE STOCK INFORMATION CENTER AT
(609) ___-____, FROM 9:00 A.M. THROUGH 4:00 P.M., MONDAY THROUGH FRIDAY.

SINCERELY,

GARY N. PELEHATY
PRESIDENT AND CHIEF EXECUTIVE OFFICER

THIS LETTER IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY COMMON STOCK. THE OFFER IS MADE ONLY BY THE PROSPECTUS. THE SHARES OF COMMON STOCK OFFERED IN THE CONVERSION ARE NOT ACCOUNTS OR DEPOSITS AND ARE NOT FEDERALLY INSURED OR GUARANTEED. THE COMMON STOCK HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE OFFICE OF THRIFT SUPERVISION OR ANY OTHER GOVERNMENT AGENCY.

STOCK ORDER ACKNOWLEDGMENT CARD




Name

Address

Dear Subscriber:

We have received your subscription for ____ shares of Farnsworth Bancorp, Inc. common stock. Farnsworth Bancorp, Inc. is the holding company for Peoples Savings Bank.

The Common Stock will be registered in the name(s) shown above. Please verify the accuracy of your name and address. If this information is listed incorrectly, or if you have any questions, please call our Stock Information Center at (609) ___-____, from 9:00 a.m. to 4:00 p.m., Monday through Friday.

Please note that this acknowledgment does not represent the total number of shares that you may receive. The actual purchase will be determined by the total number of orders received. The allocation process is described in more detail in the Prospectus.

Thank you for your interest and we will keep you informed regarding the progress of the Conversion.

Sincerely,




Gary N. Pelehaty
President and Chief Executive Officer

THIS LETTER IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY COMMON STOCK. THE OFFER IS MADE ONLY BY THE PROSPECTUS. THE SHARES OF COMMON STOCK OFFERED IN THE CONVERSION ARE NOT ACCOUNTS OR DEPOSITS AND ARE NOT FEDERALLY INSURED OR GUARANTEED. THE COMMON STOCK HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE OFFICE OF THRIFT SUPERVISION OR ANY OTHER GOVERNMENT AGENCY.

STOCK CERTIFICATE MAILING LETTER
[Peoples Savings Letterhead]




_________, 1998


Dear Stockholder:

On behalf of the Board of Directors of Farnsworth Bancorp, Inc., I would like to welcome you as a charter stockholder. Our customers' response to the stock offering was very gratifying, and we appreciate your support and participation. ______ shares were sold at a price of $10.00 per share.

Your stock certificate is enclosed. If you have any questions concerning certificate registration or transfer, please contact our stock transfer agent:

            [Insert name, address and phone number of Transfer Agent]

If the original stock certificate must be forwarded for reissue, it is recommended that you send it by registered mail. If your address has changed, please notify the Transfer Agent immediately.

If you paid for your shares by check, you will soon receive a check under separate cover representing interest at the rate of ____%. If you paid for your shares by authorizing a withdrawal from a Peoples Savings Bank savings or certificate account, that withdrawal has been made.

Sincerely,




Gary N. Pelehaty
President and Chief Executive Officer

                             TOMBSTONE ADVERTISEMENT

                                     [LOGO]




                            Farnsworth Bancorp, Inc.
                    Holding Company for Peoples Savings Bank




                              UP TO 477,250 SHARES
                                  Common Stock*






                                $10.00 Per Share
                              (Subscription Price)



Shares may be purchased during the Subscription and Community Offering, without payment of commission or fees.

This Offering expires at 12:00 noon, Eastern Time, on ________, 1998.

To receive a copy of the Prospectus, please call the Stock Information Center at
(609) ___-____, from 9:00 a.m. to 4:00 p.m., Monday through Friday.


* The total offering is subject to a possible increase to 548,838 shares of common stock.


This notice is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer is made only by the Prospectus. The shares of common stock offered in the Conversion are not accounts or deposits and are not federally insured or guaranteed. The common stock has not been approved or disapproved by the Securities and Exchange Commission, the Federal Deposit Insurance Corporation, the Office of Thrift Supervision or any other government agency.

LOBBY POSTER




                            Farnsworth Bancorp, Inc.
                   (Holding Company for Peoples Savings Bank)


                              Up to 477,250 Shares
                (subject to possible increase to 548,838 shares)

                                  Common Stock


                                  $10 Per Share
                                 Purchase Price



We are conducting an offering of common stock.


If you have any questions about the Conversion of Peoples Savings Bank from mutual to stock form, please visit the Stock Information Center located in the main office.


This notice is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer is made only by the Prospectus. The shares of common stock offered in the Conversion are not accounts or deposits and are not federally insured or guaranteed. The common stock has not been approved or disapproved by the Securities and Exchange Commission, the Federal Deposit Insurance Corporation, the Office of Thrift Supervision or any other government agency.

PRESS RELEASE - APPROVAL OF SALE

                            CONTACT: Gary N. Pelehaty
                      President and Chief Executive Officer

                            TELEPHONE: (609) 298-0723
                               DATE: ______, 1998

                              FOR IMMEDIATE RELEASE
--------------------------------------------------------------------------------
Bordentown, NJ. Peoples Savings Bank ("Peoples Savings") has received approval from regulatory authorities to convert from a mutual to a stock savings bank. As part of the Conversion, Farnsworth Bancorp, Inc., the recently organized holding company for Peoples Savings, is offering up to 477,250 shares of common stock (or up to 548,838 shares to reflect changes in market or financial conditions following commencement of the Offering) at a subscription price of $10.00 per share. Common Stock will be offered through a Subscription Offering to qualifying depositors and other members of Peoples Savings along with the employee stock ownership plan of Peoples Savings and, if any shares remain, to members of the general public through a Community Offering.

The Subscription Offering, which is being managed by Ryan, Beck & Co., Inc. is expected to conclude at 12:00 noon, Eastern Time, on _______, 1998.

Information including details of the offering and Peoples Savings' operations are described in the Prospectus, which is available upon request by calling Peoples Savings' Stock Information Center at (609) ___-____, from 9:00 a.m. - 4:00 p.m., Monday through Friday.


This release is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer is made only by the Prospectus. The shares of common stock offered in the Conversion are not accounts or deposits and are not federally insured or guaranteed. The common stock has not been approved or disapproved by the Securities and Exchange Commission, the Federal Deposit Insurance Corporation, the Office of Thrift Supervision or any other government agency.

PRESS RELEASE - OFFERING COMPLETED

                            CONTACT: Gary N. Pelehaty
                      President and Chief Executive Officer

                            TELEPHONE: (609) 298-0723
                               DATE: _______, 1998

                              FOR IMMEDIATE RELEASE

--------------------------------------------------------------------------------
Bordentown, NJ. Gary N. Pelehaty, President and Chief Executive Officer of Peoples Savings Bank. ("Peoples Savings"), announced today the completion of Peoples Savings' conversion from a mutual institution to a capital stock institution and the sale of all of its outstanding capital stock to Farnsworth Bancorp, Inc., its holding company.

A total of _____ shares of common stock of Farnsworth Bancorp, Inc. were sold at $10.00 per share in a Subscription Offering to customers of Peoples Savings and the employee stock ownership plan of Peoples Savings. The stock will be traded on the OTC Electronic Bulletin Board under the symbol "____".

Mr. Pelehaty expressed his appreciation to the more than ___ persons who became stockholders of Farnsworth Bancorp, Inc. Mr. Pelehaty was pleased by the support and confidence shown by the Savings Bank's customers. As a result of the Conversion, the Savings Bank increased its capital base and is better positioned to serve the needs of its customers and community.

Ryan, Beck & Co. Inc., served as investment banker and managed the Subscription Offering. Malizia, Spidi, Sloane & Fisch, P.C. served as counsel for Farnsworth Bancorp, Inc. and Peoples Savings Bank.

                           PEOPLES SAVINGS BANK [LOGO]



                               QUESTIONS & ANSWERS
                     ABOUT THE CONVERSION AND STOCK OFFERING


Peoples Savings Bank ("Peoples Savings" or the "Savings Bank") is converting to the stock form of ownership pursuant to a Plan of Conversion (the "Plan"). You have the opportunity to become a stockholder in Farnsworth Bancorp, Inc., the Savings Bank's recently organized holding company (the "Holding Company"). This pamphlet answers frequently asked questions about the stock conversion and about your opportunity to invest in the Holding Company.

Investment in the common stock involves certain risks. For a discussion of these
risks  and  other  factors,   investors  are  urged  to  read  the  accompanying
Prospectus.

                                     GENERAL
                                     -------

Q.      What is meant by Conversion?

A. Conversion is a change in the legal form of the Savings Bank's organization. Peoples Savings is presently a federally chartered mutual (no stockholders) savings bank. After the Conversion, Peoples Savings will be a federally-chartered capital stock savings bank and the stock of its holding company, Farnsworth Bancorp, Inc., will be held by stockholders who purchase stock in the Conversion or in the open market following the Conversion.

Q.      Why is Peoples Savings converting to the stock form of ownership?

A. Although the Peoples Savings exceeds all regulatory capital requirements, the Savings Bank's business strategy includes raising additional capital. The conversion of Peoples Savings and the related sale of the Holding Company's common stock will:

        o Allow customers and community members to become stockholders, sharing in our organization's future;

        o         Provide   additional   funds  for   lending   and   investment
                  activities;

        o         Facilitate future access to the capital markets;

        o         Enhance the operating flexibility of our organization; and

        o Enhance the ability of Peoples Savings to compete effectively with other financial institutions.

Q.      What steps are involved in completing the Conversion?

A.      o      A Plan of Conversion was adopted by the Board of Directors of the
               Savings Bank;
        o      The Office of Thrift Supervision approved the Plan of Conversion, subject to approval of the Savings Bank's members (depositors and certain borrowers);
        o      The Board of  Directors  is  soliciting  proxies from the Savings
               Bank's members, requesting that they vote "FOR" the Plan of Conversion;
        o      The Holding Company is conducting  a  Subscription  Offering  for certain depositors and borrowers;
        o      At the  conclusion  of  the  Conversion, the Holding Company will own all of the stock of Peoples Savings, and stockholders will own Farnsworth Bancorp, Inc.'s common stock; and
        o      When  the  Plan  is  approved  and  the  Offering  is  completed, certificates  for the common  stock will be issued to  Farnsworth
               Bancorp's stockholders.

Q.      What effect will the Conversion have on the Savings Bank's operations?

A. After the Conversion, Peoples Savings will continue to offer customers its current range of financial services. The Savings Bank's principal business of accepting deposits and making mortgage and other loans will continue without interruption.

Q. Will there be any changes in management or personnel of the Savings Bank as a result of the Conversion?

A. No. Directors, officers and employees will continue in their same positions at the Savings Bank. Our day-to-day activities will not change.

Q. Will the Conversion have any effect on my deposit accounts or loans with Peoples Savings Bank?

A. No. The Conversion will not affect the balance, interest rate or withdrawal rights of your savings or certificate accounts. Insurance of deposit accounts by the FDIC will continue without change. The rights and obligations of borrowers under their loan agreements will not be affected.

Q.      How will the proceeds raised from the sale of common stock be used?

A. The net proceeds from the sale of common stock will increase Peoples Savings' capital base and will be used for general corporate purposes including making future loans and investments. The net proceeds will initially be placed in short-term investments.

Q. What are the purchase priorities for the Subscription Offering and Community Offering?

A. Non-transferable subscription rights to subscribe for the common stock in a Subscription Offering have been granted, in descending order of purchase priority to (i) depositors with aggregate deposits of $50.00 or more as of December 31, 1996; (ii) the Savings Bank's tax-qualified Employee Stock Ownership Plan; (iii) depositors with aggregate deposits of $50.00 or more as of June 30, 1998; and (iv) depositors of the Savings Bank as of ______, 1998, and borrowers of the Savings Bank with loans outstanding as of December 2, 1996 which continued to be outstanding as of _______, 1998.

        Because Qualifying Deposits are utilized in allocating shares to Eligible Account Holders and Supplemental Eligible Account Holders, each such subscriber should be sure to list on the Stock Order Form all the deposit accounts in which he or she had an ownership interest at the applicable date, December 31, 1996, June 30, 1998 or ________, 1998.

        Subject to the prior rights of holders of subscription rights, common stock may be offered in a Community Offering to certain members of the general public.

Q. Are the depositors and borrowers who are eligible to buy common stock obligated to do so?

A. No. They will become stockholders only if they decide to purchase shares of common stock

Q. As a depositor or borrower eligible to buy common stock in the Subscription Offering, may I sell or assign my subscription rights?

A.      No.  Such transfer is prohibited by law.

Q.      How was the offering range and the price per share determined?

A. The offering range is based on an independent appraisal of the pro forma market value of the common stock performed by an appraisal firm experienced in valuations of thrift institutions. The appraisal, dated June 12, 1998, indicated that the aggregate pro forma market value of the common stock ranged between $3.5 million and $5.5 million (with a mid-point of $4.2 million). The offering range is between 352,750 and 548,838 shares. The Board of Directors determined to offer the shares at $10.00 per share.

Q. Will the common stock I purchase be insured by the Federal Deposit Insurance Corporation?

A. No. Common stock cannot be insured by the Federal Deposit Insurance Corporation ("FDIC"). Your deposit accounts at Peoples Savings, however, will continue to be insured by the FDIC.

Q.      Will dividends be paid?

A. Farnsworth Bancorp, Inc. does not expect to establish a cash dividend policy during the first year after the Conversion. Future payment of dividends is subject to the discretion of the Board of Directors, which will consider the Savings Bank's and Holding Company's earnings, regulatory requirements, business needs and other relevant factors.

Q.      How will the common stock be traded?

A. It is anticipated that the common stock of the Holding Company will receive approval for quotation on the OTC Electronic Bulletin Board. However, there can be no assurance that an active and liquid market will develop. Although under no obligation to do so, Ryan Beck & Co., Inc. has informed Peoples Savings that it intends, upon the completion of the Conversion, to make a market in the common stock by maintaining bid and asked quotations.

                                     VOTING
                                     ------

                             YOUR VOTE IS IMPORTANT!

Details about the stock conversion of Peoples Savings Bank and the formation of the Holding Company are provided in the Proxy Statement.

Q.      Am I required to vote or buy stock?

A. No. Members are not required to vote, and voting does not obligate a member to buy stock. Because your vote is important, however, management urges that you take advantage of this opportunity to vote "FOR" the Plan. Your proxy card is enclosed in the window of your envelope. Please vote, sign and return the card(s) in the enclosed proxy return envelope. The card(s) must be received by _______, 1998.

Q.      Has Peoples Savings' Board of Directors adopted the Plan of Conversion?

A. Yes. The Plan of Conversion was unanimously adopted by the Board of Directors of the Savings Bank.

Q.      What vote is necessary to approve the Plan of Conversion?

A. The Conversion cannot be consummated without the approval of the Savings Bank's members. The Plan of Conversion must be approved by a majority of the total votes eligible to be cast. Not voting is the same as voting against the Plan. Therefore, your vote is very important!

Q.      Why did I get several proxy cards?

A. If you have more than one deposit account or loan, you could receive more than one proxy card, depending on the ownership structure of your accounts. Please vote, sign and return all cards that you receive. Only one signature is needed on proxy cards with more than one name listed.

Q.      How many votes do I have?

A. Each account holder is entitled to one vote for each $100, or fraction thereof, on deposit in such accounts. Each borrower member is entitled to cast one vote in addition to the number of votes, if any, he or she is entitled to cast as an accountholder. No member may cast more than 1,000 votes.

                             PURCHASING COMMON STOCK
                             -----------------------

Q.      How many shares are being offered?

A. The Holding Company is offering between 352,750 and 477,250 shares of common stock. Under certain circumstances, the number of shares may be increased to 548,838 shares.

Q.      What is the price per share?

A.      The subscription price is $10.00 per share.

Q.      How do I order common stock during the Offering?

A. Complete and return the enclosed Stock Order Form, together with payment or authorization for account withdrawal, as described above. You may use the enclosed order return envelope. Orders must be received by Peoples Savings by 12:00 noon, Eastern Time on ________, 1998.

Q.      How do I pay for common stock?

A. Payment may be made by check, bank draft or money order or by authorization for withdrawal (without early withdrawal penalty) from passbook, statement savings or certificate of deposit accounts maintained at Peoples Savings. Funds authorized for withdrawal will remain in the account and will continue to earn interest at the contractual rate, but will be unavailable to the depositor during the Offering. Subscriptions made by check, bank draft or money order will earn interest at Peoples Savings' passbook savings account rate until the Conversion is completed.

Q.      How much common stock may I order?

A. The purchase limits in the Conversion are described in detail in the section of the Prospectus entitled "The Conversion - Subscription Rights and the Subscription Offering and Community Offering". The maximum number of shares which any person or persons, or for any person, associate or group of persons acting in concert, is 6,000 shares or $60,000 in the Conversion. The minimum purchase is 25 shares or $250.

Q. As a depositor or mortgage borrower, will I pay a lower price for the common stock than someone who is not a customer of the Savings Bank?

A.      No. The price per share is the same for all subscribers in the Offering.

Q.      Do I pay a commission?

A. No. No commission or fee will be charged for the purchase of shares during the Offering.

Q. Are executive officers and directors of the Savings Bank planning to purchase common stock?

A.      Yes.  Peoples   Savings'  executive  officers  and  directors  presently
        expect to purchase an aggregate of approximately $38,800 of common stock.

Q. What happens to my order if orders are received for more common stock than is available?

A. This is referred to as an oversubscription and shares will be allocated on a priority basis as described in the Prospectus. The priority order is also described above. Any funds submitted by you to purchase stock will be refunded you with interest should your order not be filled, or not filled in full.

Q. I have an IRA account at Peoples Savings. Can I use this money to purchase the common stock without incurring any tax consequences?

A. You will need to transfer your IRA relationship to a broker-dealer, who will establish a self-directed IRA account for you. Peoples Savings will not charge a penalty for early withdrawal, and there will be no IRS penalty incurred as a result of purchasing the common stock by this means. Please call the Stock Information Center at least two weeks prior to the close of the Offering for a complete description of and assistance with IRA procedures.

Q.      May shares be registered in someone else's name?

A. No. Common stock initially must be registered in the name(s) of the purchaser(s) as described on the Stock Order Form. You may later re-register the stock in other names.

Q.      In the future, how may I purchase additional shares or sell shares?

A. You may purchase or sell shares through your stockbroker or discount brokerage firm. The firm will charge a commission for trades.

Q.      When will I receive my common stock certificate(s)?

A. Common stock certificates will be mailed by our transfer agent promptly after the Conversion is completed. Please be aware that you may not be able to sell shares purchased in the Offering until you receive your stock certificate.

This brochure is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer is made only by the Prospectus. The shares of common stock offered in the Conversion are not accounts or deposits and are not federally insured or guaranteed. The common stock has not been approved or disapproved by the Securities and Exchange Commission, the Federal Deposit Insurance Corporation, the Office of Thrift Supervision or any other government agency.

                                   QUESTIONS?
                            Stock Information Center
                              Peoples Savings Bank
                              789 Farnsworth Avenue
                              Bordentown, NJ 08505
                                (609) ___ - ____